SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                       CHINA RESOURCES DEVELOPMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:



________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:



________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                       -----------------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 28, 1999


To the Shareholders:

         Notice is hereby given that an Annual Meeting of Shareholders (the "Annual Meeting") of CHINA RESOURCES DEVELOPMENT, INC. (the "Company"), will be held at the offices of Hainan Zhongwei Agricultural Resources Company Limited, Sixth Floor, International Hong Yun Hotel, 13 Haixiu Avenue, Haikou City, Hainan Province, People's Republic of China, on May 28, 1999, at 3:00 p.m., local time, for the following purposes:

         1. To consider and vote upon a proposal by the Board of Directors to effect a one-for-ten reverse stock split of the Company's common stock, par value $0.001 per share, and of the Company's Series B Preferred stock, par value $0.001 per share;

         2. To elect directors in Class III;

         3. To consider and vote upon the ratification of the appointment of Ernst & Young as the Company's independent accountants for the fiscal year ending December 31, 1999; and

         4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         Shareholders of record at the close of business on April 30, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The Company's annual report on Form 10-K for the year ended December 31, 1998, is enclosed for your convenience.

         Please sign and date the enclosed proxy card and return it promptly in the accompanying envelope (no postage required if mailed in the United States) to ensure that your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have previously submitted a proxy.


                                           By Order of the Board of Directors,



                                           /s/ Wong Wah On
                                           -----------------------------------
                                           Wong Wah On
                                           Corporate Secretary

May 14, 1999

                        CHINA RESOURCES DEVELOPMENT, INC.
                    Room 2005, 20/F., Universal Trade Centre
                     3-5A Arbuthnot Road, Central, Hong Kong
                       ----------------------------------

                      PROXY STATEMENT FOR ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD ON MAY 28, 1999


         This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of China Resources Development, Inc., a Nevada corporation (the "Company"), from holders of the Company's outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock"), and from the holder of the Company's outstanding shares of Series B preferred stock (the "Preferred Stock"), for the Annual Meeting of Shareholders to be held May 28, 1999, for the purposes set forth in the accompanying notice (the "Annual Meeting"). The Company will bear the costs of soliciting proxies from its shareholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. This proxy statement is first being mailed to shareholders of the Company on or about May 13, 1999.


                              VOTING AT THE MEETING

         At the close of business on April 30, 1999, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote approximately 5,929,004 shares of Common Stock and 3,200,000 shares of Preferred Stock. All of the outstanding shares of Common Stock and Preferred Stock are entitled to vote on all matters which properly come before the annual meeting, and each shareholder will be entitled to one vote for each share of Common Stock or Preferred Stock held.

         Each proxy that is properly signed and received prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions on such proxy. If no instruction is indicated, the shares will be voted FOR approval of the reverse stock split, FOR the election of the nominees for director listed in this proxy statement, FOR ratification of the appointment of Ernst & Young, and FOR the approval of such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. A shareholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation or duly executed proxy bearing a later date to the Secretary of the Company or by attending the meeting and voting in person.

         A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock and Preferred Stock, counted together, of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. The inspectors of election will treat abstentions as shares of Common Stock or Preferred Stock that are present and entitled to vote for purposes of determining the presence of a quorum. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. If a broker or nominee indicates on the proxy that it does not have instructions or discretionary authority to vote certain shares of Common Stock on a particular matter, those shares will not be considered as present for purposes of determining whether a quorum is present or whether a matter has been approved.

         The nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company. The vote required for adoption of the other proposals herein is the affirmative vote of a majority of the shares of Common Stock and Preferred Stock present in person or represented by proxy at the Annual Meeting; and, for purposes of determining shareholder approval of such proposals, abstentions will be treated as shares of Common Stock or Preferred Stock voted against adoption of such proposals.


                                   CONVENTIONS

         Unless otherwise specified, all references in this proxy statement to "U.S. Dollars," "Dollars," "US$," or "$" are to United States dollars; all references to "Hong Kong Dollars" or "HK$" are to Hong Kong dollars; and all references to "Renminbi" or "RMB" or "Yuan" are to Renminbi Yuan, which is the lawful currency of the People's Republic of China ("China" or "PRC"). The Company and Billion Luck maintain their accounts in U.S. Dollars and Hong Kong Dollars, respectively. HARC and the Operating Subsidiaries maintain their accounts in Renminbi. The financial statements of the Company and its subsidiaries are prepared in Renminbi. Translations of amounts from Renminbi to U.S. Dollars and from Hong Kong Dollars to U.S. Dollars are for the convenience of the reader. Unless otherwise indicated, any translations from Renminbi to U.S. Dollars or from U.S. Dollars to Renminbi have been made at the single rate of exchange as quoted by the People's Bank of China (the "PBOC Rate") on March 31, 1999, which was approximately U.S.$1.00 = Rmb8.28. Translations from Hong Kong Dollars to U.S. Dollars have been made at the single rate of exchange as quoted by the Hongkong and Shanghai Banking Corporation Limited on March 31, 1999, which was approximately US$1.00 = HK$7.75. The Renminbi is not freely convertible into foreign currencies and the quotation of exchange rates does not imply convertibility of Renminbi into U.S. Dollars or other currencies. All foreign exchange transactions take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. No representation is made that the Renminbi or U.S. Dollar amounts referred to herein could have been or could be converted into U.S. Dollars or Renminbi, as the case may be, at the PBOC Rate or at all.

         References to "Billion Luck" are to Billion Luck Company Ltd., a British Virgin Islands company, which is a wholly-owned subsidiary of the Company.

         References to "Company" and "Registrant" are to China Resources Development, Inc., and include, unless the context requires otherwise, the operations of Billion Luck, HARC, First Supply, and Second Supply (all as hereinafter defined).

         References to "Farming Bureau" are to the Hainan Agricultural Reclamation General Company, a division of the Ministry of Agriculture, the PRC government agency responsible for matters relating to agriculture.

         References to "First Supply" are to First Goods And Materials Supply And Sales Corporation, a company organized in the PRC and a wholly-owned subsidiary of HARC.

         References to "Guilinyang Farm" are to Hainan Province Guilinyang State Farm, a PRC entity which is owned and controlled by the Farming Bureau.

         References to "Hainan" are to Hainan Province of the PRC.

         References to "Hainan State Farms" are to the rubber farms in Hainan controlled by the Farming Bureau.

         References to "HARC" are to Hainan Zhongwei Agricultural Resources Company Limited, a company organized in the PRC, whose capital is owned 56% by Billion Luck, 39% by the Farming Bureau and 5% by the Company.

         References to "Operating Subsidiaries" are to the consolidated operations, assets and/or activities, as the context indicates, of First Supply, and Second Supply.

         References to the "PRC" or "China" include all territory claimed by or under the control of the Central Government, except Hong Kong, Macau, and Taiwan.

         References to "Second Supply" are to Second Goods And Materials Supply And Sales Corporation, a company organized in the PRC and a wholly-owned subsidiary of HARC.

         References to "Tons" are to metric tons.


                  BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

BENEFICIAL OWNERS OF MORE THAN 5%
OF THE COMPANY'S COMMON STOCK

         The following table sets forth, to the knowledge of management, each person or entity who is the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock or Series B Preferred Stock outstanding as of May 13, 1999, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby.

                                                Amount and
         Name and Address                        Nature of                               Percent of
        of Beneficial Owner                Beneficial Ownership (1)                         Class
        -------------------                ------------------------                         -----
Winsland Capital Limited                    334,800 Common Stock                            5.65%
TrustNet Chambers                         3,200,000 Series B Preferred                       100%
P.O. Box 3444, Road Town
Tortola, British Virgin Islands

Worlder International Company               486,000 Common Stock                            8.20%
  Limited (2)
21/F., Great Eagle Centre
No. 23 Harbour Road
Hong Kong

---------------------------
(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) Of the 486,000 shares of Common Stock indicated, Worlder International Company Limited ("Worlder") directly owns 351,000 shares, and the remaining 135,000 shares represent shares of Common Stock owned by Silverich Limited, which is wholly-owned by Worlder.


SHARE OWNERSHIP OF OFFICERS AND DIRECTORS

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of May 13, 1999, by (i) each director of the Company, (ii) each executive officer of the Company named in the summary compensation table, and (iii) all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective director or executive officer (in the case of shares beneficially owned by each of them). Unless otherwise indicated in a footnote, each stockholder possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                          Amount and
              Name of                                      Nature of                    Percent of
         Beneficial Owner                          Beneficial Ownership (1)                Class
         ----------------                          ------------------------                -----
         Li Shunxing                                          -0-                             N/A

         Han Jian Zhun                                        -0- (2)                         N/A

         Tam Cheuk Ho                                         -0- (3)                         N/A

         Li Fei Lie                                           -0- (4)                         N/A

         Wong Wah On                          43,200 Common Stock (5)                       0.73%

         Ching Lung Po                       334,800 Common Stock (6)                       5.65%

         All executive officers              378,000 Common Stock                           6.38%
         and directors as a group

----------------------------

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) Han Jian Zhun was granted options to purchase 600 shares of Common Stock under the Company's Stock Option Plan.

(3) Tam Cheuk Ho was granted options to purchase 600 shares of Common Stock under the Company's Stock Option Plan.

(4) Li Fei Lie was granted options to purchase 10,000 shares of Common Stock under the Company's Stock Option Plan.

(5) Brender Services Limited owns 43,200 shares of Common Stock. Brender Services Limited is beneficially owned by Wong Wah On, the Director, Secretary and Financial Controller of the Company. In addition, Brender was granted options to purchase 10,000 shares of Common Stock under the Company's Stock Option Plan, and Mr. Wong was granted options to purchase 600 shares of Common Stock under the Plan.

(6) Winsland Capital Limited owns 334,800 shares of Common Stock. Winsland Capital Limited is beneficially owned by Ching Lung Po, the Chairman of the Board of Directors of the Company.


                              FINANCIAL INFORMATION

         The following financial information and management's discussion and analysis of financial condition and results of operations are excerpted from the Company's Form 10-Q quarterly report for the quarterly period ended March 31, 1999. This information supplements the information contained in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998, a copy of which is provided herewith and incorporated herein by reference.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
              CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
             (Amounts in thousands, except share and per share data)

                                                                   Three Months Ended March 31,
                                                                   ----------------------------
                                                             1999              1998             1999
                                                             ----              ----             ----
                                                              RMB              RMB               US$
NET SALES                                                      21,355            93,227            2,579

COST OF SALES                                                 (21,140)          (90,324)          (2,553)
                                                          -----------       -----------      -----------
GROSS PROFIT                                                      215             2,903               26

DEPRECIATION                                                     (485)             (389)             (58)

SELLING, GENERAL AND
   ADMINISTRATIVE EXPENSES                                     (5,139)           (8,006)            (621)

FINANCIAL INCOME, NET                                             183                43               22

OTHER EXPENSES, NET                                              (330)           (1,342)             (40)
                                                          -----------       -----------      -----------
LOSS BEFORE INCOME TAXES                                       (5,556)           (6,791)            (671)

INCOME TAXES                                                        -                 -                -
                                                          -----------       -----------      -----------
LOSS BEFORE MINORITY
   INTERESTS                                                   (5,556)           (6,791)            (671)

MINORITY INTERESTS                                              1,207             1,316              146
                                                          -----------       -----------      -----------
NET LOSS                                                       (4,349)           (5,475)            (525)
                                                          ===========       ===========      ===========
BASIC AND DILUTED
  LOSS PER SHARE                                                (0.73)            (0.91)           (0.09)
                                                          ===========       ===========      ===========
WEIGHTED AVERAGE NUMBER
    OF SHARES OUTSTANDING                                   5,929,004         6,029,004        5,929,004
                                                          ===========       ===========      ===========

See notes to condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                   AS OF MARCH 31, 1999 AND DECEMBER 31, 1998
                             (Amounts in thousands)


                                                            March 31,     December 31,      March 31,
                                                              1999            1998            1999
                                                              ----            ----            ----
                                                               RMB            RMB              US$
                                                 Notes     (Unaudited)       (Note)        (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                      89,532         129,238           10,813
  Trade receivables                                               5,757           8,463              695
  Inventories                                      2             13,069          10,569            1,579
  Other receivables, deposits and prepayments                    82,452          30,449            9,958
  Amount due from Farming Bureau                                 34,077          33,667            4,116
  Amounts due from related companies                             32,733          30,802            3,953
                                                             ----------      ----------       ----------
TOTAL CURRENT ASSETS                                            257,620         243,188           31,114
PROPERTY AND EQUIPMENT                             3              6,286           7,243              759
INVESTMENTS                                                     119,301         119,301           14,408
GOODWILL                                                            987             994              119
                                                             ----------      ----------       ----------
TOTAL ASSETS                                                    384,194         370,726           46,400
                                                             ==========      ==========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                               15,469          12,204            1,868
  Other payables and accrued liabilities                         32,982          15,476            3,983
  Income taxes payable                                           16,366          16,366            1,977
  Amounts due to related companies                               29,544          31,291            3,568
                                                             ----------      ----------       ----------
TOTAL CURRENT LIABILITIES                                        94,361          75,337           11,396

MINORITY INTERESTS                                              106,738         107,945           12,891
                                                             ----------      ----------       ----------
TOTAL LIABILITIES AND MINORITY
   INTERESTS                                                    201,099         183,282           24,287
                                                             ----------      ----------       ----------
SHAREHOLDERS' EQUITY Common stock, US$0.001 par value:
   Authorized  -  200,000,000  shares  in 1999
and 1998
   Issued and outstanding - 5,929,004 shares
     in 1999 and 1998                                                49              49                6
  Preferred stock, authorized -
    10,000,000 shares in 1999 and 1998
      Series B preferred  stock,  US$0.001 par
value:
        Authorized - 3,200,000  shares in 1999
and 1998
        Issued  and  outstanding  -  3,200,000
shares in
          1999 and 1998                                              27              27                3
Additional paid-in capital                                      156,564         156,564           18,909
Reserves                                                         26,274          26,274            3,174
Retained earnings                                                   185           4,534               22
Accumulated other comprehensive income/(loss)                        (4)             (4)              (1)
                                                             ----------      ----------       ----------
TOTAL SHAREHOLDERS' EQUITY                                      183,095         187,444           22,113
                                                             ----------      ----------       ----------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY                                                        384,194         370,726           46,400
                                                             ==========      ==========       ==========

Note: The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)
                    FOR THE THREE MONTHS ENDED MARCH 31, 1999
                             (Amounts in thousands)

                                                                                         Accumulated
                                  Series A  Series B  Additional                               other
                         Common  preferred  Preferred    Paid-in             Retained  comprehensive
                          stock      stock     Stock     Capital  Reserves   earnings  income/(loss)       Total
                          -----      -----     -----     -------  --------   --------  -------------       -----
                            RMB        RMB       RMB         RMB       RMB        RMB                        RMB
Balance at January 1,
   1999                      49          -        27     156,564    26,274      4,534            (4)     187,444

Net loss                                                                       (4,349)                    (4,349)
                         ------     ------    ------     -------   -------    -------     ---------    ---------
Balance at March 31,
   1999                      49          -        27     156,564    26,274        185            (4)     183,095
                         ======     ======    ======     =======   =======    =======     =========    =========

See notes to condensed consolidated financial statements.


               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                             (Amounts in thousands)

                                                                     Three months ended March 31,
                                                                     ----------------------------
                                                              1999            1998              1998
                                                              ----            ----              ----
                                                              RMB              RMB               US$
OPERATING ACTIVITIES
Net loss                                                       (4,349)          (5,475)             (525)
Adjustments to reconcile net loss to
  net   cash   provided    by/(used   by)   operating
activities:
    Depreciation and amortization                                 492              395                59
    Minority interests                                         (1,207)          (1,316)             (146)
    Loss on disposal of property and equipment                    454                -                55

Changes in operating assets and liabilities:
  Trade receivables                                             2,706          (47,555)              327
  Inventories                                                  (2,500)          38,883              (302)
  Other receivables, deposits and prepayments                 (52,003)         (53,907)           (6,281)
  Amount due from Farming Bureau                                 (410)          11,691               (49)
  Amounts due from related companies                           (1,931)         (13,003)             (233)
  Accounts payable                                              3,265           (3,072)              395
  Other payables and accrued liabilities                       17,506           (2,212)            2,114
  Income taxes payable                                              -           (3,075)                -
  Amounts due to related companies                             (1,747)               -              (211)
                                                           ----------       ----------        ----------
Net cash used in operating activities                         (39,724)         (78,646)           (4,797)
                                                           ----------       ----------        ----------
INVESTING ACTIVITIES
  Purchases of property and equipment                             (42)            (341)               (5)
  Proceeds from disposal of property and equipment                 60                -                 7
                                                           ----------       ----------        ----------
Net cash provided by/(used in) investing activities                18            (341)                 2
                                                           ----------       ----------        ----------
NET DECREASE IN CASH AND CASH
   EQUIVALENTS                                                (39,706)         (78,987)           (4,795)

Cash and cash equivalent, at beginning of period              129,238          124,547            15,608
                                                           ----------       ----------        ----------
Cash and cash equivalent, at end of period                     89,532           45,560            10,813
                                                           ==========       ==========        ==========

See notes to condensed consolidated financial statements.

               CHINA RESOURCES DEVELOPMENT, INC., AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             (Amounts in thousands)

1.       BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months period ended March 31, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

2.       INVENTORIES

                                                                         March 31,         December 31,
                                                                         ---------         ------------
                                                                              1999                 1998
                                                                              ----                 ----
                                                                               RMB                  RMB
         Finished goods                                                     13,069               10,569
                                                                            ======               ======

3.       PROPERTY AND EQUIPMENT, NET

                                                                         March 31,         December 31,
                                                                         ---------         ------------
                                                                              1999                 1998
                                                                              ----                 ----
                                                                               RMB                  RMB

         At cost:
           Buildings and leasehold improvements                              5,509                6,052
           Machinery, equipment and motor vehicles                           6,768                6,904
                                                                        ----------           ----------
                                                                            12,277               12,956

         Accumulated depreciation:                                         (5,991)              (5,713)
                                                                        ----------           ----------
         Net book value                                                      6,286                7,243
                                                                        ==========           ==========

4.       SEGMENT FINANCIAL INFORMATION

                                                                           Three months ended March 31,
                                                                           ----------------------------
                                                                              1999                 1998
                                                                              ----                 ----
                                                                               RMB                  RMB

         Net sales to external customers:
           Natural rubber
             Net sales to unaffiliated customers                            16,567               53,140
             Net sales to affiliates                                             -                3,296
                                                                         ---------            ---------
                                                                            16,567               56,436
                                                                         ---------            ---------
                                       8

         Materials, supplies and other Agricultural products:
             Net sales to unaffiliated customers                                83               30,484
             Net sales to affiliates                                         4,705                6,307
                                                                         ---------            ---------
                                                                             4,788               36,791
                                                                         ---------            ---------

         Total consolidated net sales                                       21,355               93,227
                                                                         =========            =========

         Segment loss:
           Natural rubber                                                  (3,098)              (2,353)
           Material, supplies and other
             Agricultural products                                           (101)              (1,035)
                                                                         ---------            ---------
         Total segment loss                                                (3,199)              (3,388)

         Reconciling items:
           Corporate expenses                                              (2,540)              (3,559)
           Interest income                                                     209                  242
           Interest expense                                                   (26)                 (86)
                                                                         ---------            ---------
         Total consolidated loss before income taxes                       (5,556)              (6,791)
                                                                         =========            =========

         Segment assets:
           Natural rubber                                                  259,905              244,418
           Material, supplies and other
             agricultural products                                          15,620               32,397
                                                                         ---------           ----------
         Total segment asset                                               275,525              276,815

         Reconciling items:
           Corporate assets                                                 19,354               48,934
           Investments                                                     119,301              147,671
           Intersegment receivables                                       (29,986)             (50,690)
                                                                        ----------           ----------
         Total consolidated assets                                         384,194              422,730
                                                                        ==========           ==========



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

         RESULTS OF OPERATIONS

         The following table shows the selected unaudited condensed consolidated income statements data of the Company and its subsidiaries for the three months ended March 31, 1999 and 1998. The data should be read in conjunction with the unaudited Condensed Consolidated Financial Statements of the Company and related notes thereto.

         The discussions below are presented in the Company's primary operating currency, which is the Renminbi Yuan ("RMB"). For information purposes, the amounts have been translated into U.S. dollars at an exchange rate of $1.00 = RMB8.28, which represents the approximate single rate of exchange as quoted by the People's Bank of China on March 31, 1999. No representation is made that RMB amounts could have been, or could be, converted into U.S. dollars at that rate or any other rate.

(Amounts in thousands)                                                      Three months ended March 31,
                                                                            ----------------------------
                                                                               1999                 1998
                                                                               ----                 ----
                                                                                RMB                  RMB

Net sales:
   Natural rubber                                                            16,567               56,436
   Materials, supplies and other agricultural products                        4,788               36,791
                                                                         ----------           ----------
                                                                             21,355               93,227
                                                                         ----------           ----------
Gross profit                                                                    215                2,903
Gross profit margin (%)                                                        1.01                 3.11
Loss before income taxes                                                    (5,556)              (6,791)
Income taxes                                                                      -                    -
                                                                         ----------           ----------
Loss before minority interests                                              (5,556)              (6,791)
Minority interests                                                            1,207                1,316
                                                                         ----------           ----------
Net loss                                                                    (4,349)              (5,475)
                                                                         ==========           ==========

         NET SALES AND GROSS PROFIT

         Total net sales for the first quarter of fiscal 1999 decreased by approximately RMB72 million (US$8.7 million) or 77% to approximately RMB21 million (US$2.6 million), compared to approximately RMB93 million (US$11.2 million) for the corresponding period in 1998. Net sales of natural rubber declined by approximately RMB40 million (US$4.8 million) or 71% to approximately RMB17 million (US$2.0 million), compared to approximately RMB56 million (US$6.8 million) for the corresponding period in 1998. Net sales revenue from the procurement of materials and supplies decreased by approximately RMB32 million (US$3.9 million) or 87% to approximately RMB5 million (US$600,000), compared to approximately RMB37 million (US$4.5 million) for the corresponding period in 1998.

         Despite of the fact that the average natural rubber price for the first quarter of 1999 increased to approximately Rmb8,000 per ton, compared to approximately Rmb7,500 per ton for the corresponding period in 1998, net sales of natural rubber decreased by approximately 71%, which was attributable to the weak consumption market and the competition from imported rubber.

         The decrease in net sales of procurement of materials, supplies and other agricultural products in 1999 was mainly due to the sales of barley of Rmb29 million (US$3.5 million) in 1998. There were no sales of barley in 1999, as this product was not profitable and the management decided to suspend the trading of this product.

         Overall gross profit decreased by approximately RMB2.7 million (US$325,000) or 93% to RMB215,000 (US$26,000) for the first three months of 1999 from approximately RMB2.9 million (US$350,000) for the corresponding period in 1998. Gross profit margin decreased to 1.01% for the three months of 1999 from 3.11% for the corresponding period in 1998. The decrease in gross profit margin was primarily due to the gross loss on the procurement business.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for the three months of 1999 were RMB5.1 million (US$616,000), compared to RMB8.0 million (US$966,000) for the corresponding period in 1998. The decrease was mainly due to the Company's measures to control cost, including salary cuts and reduction of entertainment expenses.

         FINANCIAL INCOME, NET

         Net financial income increased by RMB138,000 (US$17,000) to RMB183,000 (US$22,000) for the three months of 1999 compared to RMB43,000 (US$5,000) for the corresponding period in 1998. The increase was due to the fact that the Company had more cash deposits with financial institutions during the first quarter of 1999 in comparison with the corresponding period in 1998.

         OTHER EXPENSES, NET

         Other expenses, net, decreased by approximately RMB1 million (US$122,000) or 75% from RMB1.3 million (US$157,000) for the three months of 1998 to RMB330,000 (US$40,000) for the corresponding period in 1999. The net expenses for the three months of 1998 mainly represented net loss from the trading of rubber futures contracts. The net expenses for the three months of 1999 mainly represented the loss on disposal of fixed assets.

         MINORITY INTERESTS

         Pursuant to an Agreement for the Sale and Purchase of Share in HARC dated April 30, 1998 between Guilinyang Farm and the Company, the Company purchased 5,000,000 shares, representing 5% of the total issued and outstanding share capital of HARC, from Guilinyang Farm for a total consideration of RMB7 million (US$846,000). After the said purchase, the Company's effective interest in HARC increased from 56% to 61%. Minority interests after the said purchase represent a 39% interest in HARC held by the Farming Bureau compared with 44% before the said purchase.

         LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary liquidity needs are to fund inventories and trade receivables and, to a lesser extent, to expand business operations. The Company has financed its working capital requirements primarily through internally generated cash.

         The Company has a working capital surplus of approximately RMB163 million (US$19.7 million) as of March 31, 1999, compared to that of approximately RMB168 million (US$20.0 million) as of December 31, 1998. Net cash used in operating activities for the three months ended March 31, 1999 was approximately RMB40 million (US$4.8 million) as compared to approximately RMB79 million (US$9.5 million) for the corresponding period in 1998. Net cash flows from the Company's operating activities are attributable to the Company's income and changes in operating assets and liabilities.

         There has been no other significant change in financial condition and liquidity since the fiscal year ended December 31, 1998. The Company believes that internally generated funds will be sufficient to satisfy its anticipated working capital needs for at least the next twelve months.

         MARKET RISK AND RISK MANAGEMENT POLICIES

         The Company's interest income is most sensitive to changes in the general level of interest rates. As at March 31, 1999, approximately 85% of the Company's cash equivalents are mainly Renminbi and Hong Kong Dollar deposits with financial institutions, bearing market interest rates without fixed term. The remaining balance of cash equivalents are Hong Kong Dollar short term fixed deposits.

         Since 1996, the Company's board of directors has adopted a risk management resolution authorizing the management to enter into natural rubber commodities futures contracts for hedging the price risk associated with certain firm commitments for the purchase of natural rubber. The Company also trades natural rubber commodity futures contracts which are not specific hedges. As at March 31, 1999, the Company had neither a position in natural rubber commodity futures contracts, nor firm commitments for the purchase of natural rubber.

         YEAR 2000 ISSUE

         As is more fully described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998, the Company is modifying or replacing its software as well as hardware to ensure Year 2000 compliance. The Company believes that the costs directly associated with the year 2000 issue will be less than US$20,000 and that all required upgrades and replacements will be completed prior to the end of the third quarter of 1999.

         Although the Company believes that its internal exposure to the year 2000 issue is limited and that its remediation efforts will be successful in addressing its year 2000 issues, there can be no assurance that such remediation efforts will be successful or that its upgraded software or any newly installed systems will be fully year 2000 compatible. At this time, the Company is unable to accurately predict the consequences of failed remediation efforts or a failure of the Company's upgraded software or new systems to effectively address the year 2000 issue, although management does not believe that any such failures will result in a material adverse effect on the Company or its subsidiaries, or the operation of their business.

         Any failure of the software or systems of the suppliers, customers, financial institutions or other third parties with which the Company or its subsidiaries conduct business to address their year 2000 issues could impair the Company's ability to perform normal operational functions. Because the Company is still evaluating the status of the systems of the third parties with which the Company and its subsidiaries conduct business, management has not yet developed a comprehensive contingency plan and is unable to identify "the most reasonably likely worst case scenario" at this time. As management identifies significant risks related to these issues, management will develop appropriate contingency plans.

              PROPOSAL 1 - BOARD OF DIRECTORS PROPOSAL TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT OF THE COMPANY'S OUTSTANDING CAPITAL STOCK

         The Board of Directors of the Company has approved a resolution to effect a one-for-ten reverse split of the Company's issued and outstanding shares of Common Stock and Preferred Stock (the "Reverse Stock Split"). If the Reverse Stock Split is approved by shareholders, the Board of Directors will determine the date on which the Reverse Stock Split will become effective. Each share of Common Stock and Preferred Stock issued and outstanding immediately prior to that effective date will be reclassified as and changed into one-tenth of one share of Common Stock or Preferred Stock, as the case may be.

         The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of Common Stock from 5,929,004 (as of May 13, 1999) to approximately 592,900 shares (assuming that no post-Reverse Stock Split shares of Common Stock are issued in lieu of fractional shares and assuming that no additional shares have been issued or retired subsequent to May 13, 1999). The Common Stock issued pursuant to the Reverse Stock Split will be fully paid and nonassessable. The respective relative voting rights and other rights that accompany the Common Stock will not be altered by the Reverse Stock Split, and the Common Stock will continue to have a par value of $0.001 per share. Consummation of the Reverse Stock Split will not alter the number of authorized shares of the Company's Common Stock, which will remain at 200,000,000, of which approximately 199,407,100 shares of Common Stock would constitute authorized but unissued and unreserved shares. In addition, the Board of Directors included the 3,200,000 shares of the Company's Preferred Stock in the Reverse Stock Split proposal in order to maintain the current relative voting rights of the holders of the Common Stock and of the Preferred Stock.

Reasons for the Proposed Reverse Stock Split

         The Reverse Stock Split is being proposed primarily because the Common Stock does not currently meet the requirements for continued listing on the Nasdaq Small-Cap Market. The Nasdaq Small-Cap Market continued listing standards include a requirement that the closing bid price for a listed company be at least $1.00 per share. Failure to meet this requirement for 30 consecutive trading days may result in a company being delisted from the Nasdaq Small-Cap Market. When the minimum bid price requirement is not met for 30 consecutive trading days, a company is delisted unless its closing bid price equals or exceeds $1.00 for at least ten consecutive trading days during a 90-day period following the notice of non-compliance from The Nasdaq Stock Market, Inc. ("Nasdaq").

         As of December 10, 1998, the closing bid price for the Common Stock had been less than $1.00 for more than 30 consecutive trading days. The Company received a notification of non-compliance from Nasdaq dated December 10, 1998. The notification stated that, in order to avoid delisting of the Common Stock from the Nasdaq Small-Cap Market, the bid price for the Common Stock must close at or above $1.00 per share for at least ten consecutive trading days before March 10, 1999. The Common Stock failed to meet this minimum bid price requirement during the 90-day period which ended March 10, 1999.

         On March 9, 1999, the Company filed a request with the Nasdaq Listing Qualifications Hearing Department for a hearing to contest the delisting of the Common Stock. The delisting was stayed pending the hearing. Such hearing took place on May 6, 1999, and the hearing panel's determination is pending.

         Additionally, the Board of Directors believes that the high number of shares of Common Stock outstanding and its relatively low per-share market price may adversely effect the trading market for the Common Stock and its acceptability to certain institutional investors and other members of the investing public. While the number of shares outstanding should not, by itself, affect the marketability of a stock, the type of investor who acquires such stock or the Company's reputation in the financial community, the Company believes that, in practice, this is not necessarily the case, as certain investors view low-priced as unattractive or, as a matter of policy, are precluded from purchasing low-priced shares. In addition, certain brokerage houses, as a matter of policy, will not extend margin credit on stocks trading at low prices. On the other hand, certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities.

         The Board of Directors believes that it is in the best interests of the Company and its shareholders to maintain the listing of the Common Stock on the Nasdaq Small-Cap Market and that the consummation of the proposed Reverse Stock Split will increase the price per share of Common Stock to in excess of $1.00. It is anticipated that, if approved by the Company's shareholders, the Reverse Stock Split will become effective at the close of business on June 11, 1999.

         In the event that the Reverse Stock Split is not approved by the Company's shareholders, it is likely that the Common Stock will be delisted by Nasdaq. If this were to occur, the Common Stock would be traded on the OTC Bulletin Board and would be subject to regulations relating to "Penny Stocks" which would immediately affect the ability of shareholders to resell their stock and the market value for the Common Stock.

         There can be no assurance, even if the Reverse Stock Split is consummated, that the bid price per share of Common Stock will increase to in excess of $1.00, or that, if the bid price per share of Common Stock does increase to in excess of $1.00, that such bid price will remain at or above $1.00. Accordingly, there can be no assurance that Nasdaq will not delist the Common Stock even if the Reverse Stock Split is consummated. Additionally, there can be no assurance that the Reverse Stock Split will not adversely impact the market price of, or the trading market for, the Common Stock.

Future Dilution; Anti-Takeover Effects

         There may be certain disadvantages suffered by shareholders of the Company as a result of approval of the Reverse Stock Split. These disadvantages include a significant increase in possible dilution to present shareholders' percentage ownership of the Common Stock because of the additional authorized shares of Common Stock which would be available for future issuance by the Company. Current shareholders, in the aggregate, own approximately 3% of current authorized shares of Common Stock under the Company's present capital structure, but would own only 0.3% of the authorized shares of Common Stock under the Company's post-split capital structure, assuming that the proposed Reverse Stock Split is consummated.

         The proportionate increase in the number of shares of Common Stock available for future issuance may also have certain anti-takeover effects. For example, the availability of a large number of shares of Common Stock for future issuance might allow the Company's Board of Directors to dilute the percentage share ownership of persons who might attempt to obtain control over the Company. Approval of the Reverse Stock Split therefore, may allow the Board of Directors to frustrate a takeover attempt which might be favorable to shareholders as a group, and may have the effect of limiting shareholder participation in these types of transactions. While the Reverse Stock Split may have certain anti-takeover effects, management is not aware of any attempts by third persons to accumulate a large number of shares of Common Stock and the Board of Directors is not recommending the Reverse Stock Split in response to any existing attempts by third parties to obtain control of the Company.

Registration

         The Board of Directors believes that the consummation of the Reverse Stock Split and the changes which would result therefrom will not cause the Company to terminate registration of the Common Stock under the Securities Exchange Act of 1934, as amended, or to cease filing reports thereunder, and the Company does not presently intend to seek, either before or after the Reverse Stock Split, any change in the Company's status as a reporting company for federal securities law purposes.

Federal Income Tax Consequences

         The receipt of Common Stock or Preferred Stock in the Reverse Stock Split should not result in any taxable gain or loss to shareholders for U.S. federal income tax purposes. If the Reverse Stock Split is approved, the U.S. tax basis of Common Stock or Preferred Stock received as a result of the Reverse Stock Split will be equal, in the aggregate, to the basis of the shares exchanged for the Common Stock or Preferred Stock. For U.S. federal income tax purposes, the holding period of the shares immediately prior to the effective date of the Reverse Stock Split will be included in the holding period of the Common Stock or Preferred Stock received as a result of the Reverse Stock Split.

SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

Exchange of Certificates

         As soon as is practicable following the effective date of the Reverse Stock Split, shareholders will be notified and requested to surrender their current certificates to the Company's stock transfer agent in exchange for the issuance of new certificates reflecting the Reverse Stock Split. Commencing on the effective date of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares of Common Stock or Preferred Stock will be deemed for all purposes to evidence ownership of post-Reverse Stock Split shares of Common Stock or Preferred Stock, as the case may be. No fractional shares of Common Stock or Preferred Stock will be issued, and, in lieu thereof, assuming approval by the shareholders of the Reverse Stock Split, a whole share will be issued to any shareholders entitled to a fraction of a share of Common Stock or Preferred Stock.

Determination by Board to Abandon Reverse Stock Split

         In accordance with Nevada law and notwithstanding approval of the proposal by shareholders, at any time prior to the effective date of the Reverse Stock Split, the Board of Directors may, in its sole discretion, abandon the proposal without any further action by shareholders.

Requisite Vote

         Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock, counted together, is necessary for approval of the Reverse Stock Split.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO EFFECT THE REVERSE STOCK SPLIT.

                       PROPOSAL 2 - ELECTION OF DIRECTORS

         During 1998, the Company's Board of Directors was comprised of seven directors, and, according to Article VIII of the Company's Articles of Incorporation, the membership of the Board may be increased to no more than 25 directors or decreased to no fewer than three directors by action of the Board of Directors. At the 1996 annual meeting, the shareholders approved an amendment to the Articles of Incorporation to divide the directors into three classes. One class of directors is to be elected each year for a three-year term. However, as three classes of directors were newly established, the Class I directors were elected at the 1996 annual meeting for one-year terms, the Class II directors were elected for two-year terms and the Class III directors were elected for normal three-year terms. At the annual meeting held in 1997, Messrs. Tam Cheuk Ho and Wong Wah On were elected to serve in Class I until the annual meeting to be held in 2000 and until their successors have been duly elected and qualified. At the annual meeting held in 1998, Messrs. Ching Lung Po and Lin Yu Quan were elected to serve in Class II until the annual meeting to be held in 2001 and until their successors have been duly elected and qualified. Messrs. Li Shunxing, Ng Kin Sing (who was selected by the Board of Directors to fill the vacancy created by the resignation of Mr. Zhang Yibing) and Wan Ying Lin (who was selected by the Board of Directors to fill the vacancy created by the resignation of Mr. Yang Jiangang) continue to serve in Class III until the annual meeting to be held in 1999 and until their successors have been duly elected and qualified. Therefore, in accordance with the Articles of Incorporation and the actions taken at the 1996 annual meeting, the election of directors in Class III is to be conducted at the 1999 Annual Meeting.

         The nominees for Class III, if elected, will serve a three-year term until the annual meeting to be held in 2002 and until their successors have duly elected and qualified. Messrs. Wan and Ng are currently serving as directors of the Company. Both nominees have consented to being named herein and have indicated their intention to serve as directors of the Company, if elected. Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the nominees. In case any of the nominees shall become unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies shall have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment. Vacancies on the Board of Directors may be filled by the remaining director or directors, even though less than a quorum, for the unexpired term of such vacant position.

         The nominees and certain information about them are set forth below:

Class III Directors:

         Mr. Wan Ying Lin has been a director of the Company since February 4, 1998. Since September of 1996, Mr. Wan has been the Director and Deputy General Manager of OVM International Holding Corp. (OTCBB: OVMI), which is included in the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. Mr. Wan graduated from the Guangxi Liuzhou Institute of Medical Specialty, specializing in administration and management. From January 1986 through December 1987, he was the manager of Lam Ko Mould Company, in charge of the China marketing and development division in Hong Kong. From January 1988 through February 1993, Mr. Wan worked as the marketing manager of Wai Tong Trading Company in Hong Kong. In 1993, he joined the Hong Kong Prestressing Concrete Engineering Company Limited, where he serves as manager.

         Mr. Ng Kin Sing has been a director of the Company since February 1, 1999, and also serves as a member of the Board's audit committee. Mr. Ng is the managing director of Action Plan Limited, a securities investment company. From November 1995 until March 1998, Mr. Ng was sales and dealing director for

NatWest Markets (Asia) Limited; and from May 1995 until October 1996, he was the dealing director of BZW Asia Limited, an international securities brokerage house. Mr. Ng holds a bachelor's degree in business administration from the Chinese University of Hong Kong.

Information Regarding Board of Directors and Committees

         The Company's Board of Directors held eight (8) meetings during 1998, and all other actions of the Board were taken pursuant to unanimous written consents. The Board of Directors does not have a compensation or nominating committee. The Board has established an audit committee consisting of two "independent" directors, Ng Kin Sing and Wan Ying Lin. The Board as a whole operates as a committee to nominate directors and to administer the Company's 1995 Stock Option Plan (except that a committee of three disinterested persons was formed to act with respect to stock options issued to directors). Each director attended all of the meetings of the Board of Directors during the period for which he was a director.

         The Board of Directors, acting as a nominating committee, will consider candidates for director nominated by shareholders. A shareholder who wishes to submit a candidate for consideration at the 2000 annual meeting must notify the Secretary of the Company in writing no later than March 1, 2000. The shareholder's written notice must include information about each proposed nominee, including name, age, business address, principal occupation, shares beneficially owned and other information required in proxy solicitations. The nomination notice must also include the nominating shareholder's name and address and the number of shares of stock beneficially owned by the shareholder. The shareholder must also furnish a statement from the candidate indicating that the candidate wishes and is able to serve as a director. These procedures, and a statement that the shareholder intends to make the nomination, are prerequisites to a stockholder nominating a candidate at the annual meeting.

Compensation of Directors

         During 1998, directors of the Company did not receive compensation for their service as directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.


               PROPOSAL 3 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         Subject to ratification by the shareholders, the Board of Directors has reappointed Ernst & Young, Certified Public Accountants, as independent accountants to audit the consolidated financial statements of the Company for the year 1999. Ernst & Young has served as the Company's Independent Accountants since March of 1995.

         If the shareholders should fail to ratify the appointment of Ernst & Young as its independent accountants, the Board of Directors would reconsider the appointment. It is expected that representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                                OTHER INFORMATION

         For other information regarding the Company, including Executive Compensation, Financial and Other Information, Management's Discussion and Analysis of Financial Condition and Results of Operations, Certain Relationships and Related Transactions and Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, please see the appropriate Items of the Company's Form 10-K annual report for the fiscal year ended December 31, 1998, a copy of which is provided herewith and incorporated herein by this reference.

         This proxy statement and the Form 10-K provided herewith may contain forward-looking statements. Shareholders are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in this proxy statement and the Form 10-K as a result of various factors. The information contained in this proxy statement and the Form 10-K, including without limitation the information under the heading, "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could cause such differences. With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, the Company cautions that, while it believes such assumptions or bases to be reasonable and has formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.


                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         To be considered for inclusion in next year's proxy materials, shareholder proposals to be presented at the Company's 2000 annual meeting must be in writing and be received by the Company no later than March 1, 2000.


                                 OTHER BUSINESS

         The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matter are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                            PROXY FOR ANNUAL MEETING
                                 OF SHAREHOLDERS
                                  May 28, 1999


                           This Proxy is Solicited on
                        Behalf of the Board of Directors


                  The undersigned hereby appoints Ching Lung Po and Tam Cheuk Ho, or either of them acting singly in the absence of the other, as attorneys and as proxies, with full power of substitution, to vote all shares of Common Stock and Preferred Stock of China Resources Development, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 28, 1999, at 3:00 p.m., local time, at the offices of Hainan Zhongwei Agricultural Resources Company Limited, located at Sixth Floor, International Hong Yun Hotel, 13 Haixiu Avenue, Haikou City, Hainan Province, People's Republic of China, and at any adjournments or postponements thereof, upon the matters described in the accompanying Proxy Statement and upon other business that may properly come before the meeting. Said proxy is directed to vote as instructed on the matters set forth below and otherwise at his discretion. Receipt of a copy of the Notice of said meeting and Proxy Statement is hereby acknowledged.


                  1. PROPOSAL TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT of the Company's common stock, par value $0.001 per share, and the Company's Series B Preferred Stock, par value $0.001 per share. (The Board of Directors recommends a vote FOR)


              [ ]  FOR              [ ] AGAINST              [ ] ABSTAIN


                  2. ELECTION OF NOMINEES FOR DIRECTORS in Class III. SHAREHOLDERS MAY WITHHOLD THEIR VOTE FOR ANY NOMINEES BY STRIKING OUT THE NAME OF SUCH NOMINEE OR NOMINEES:

                            Ng Kin Sing, Wan Ying Lin

               [ ] FOR               [ ]         WITHHOLD AUTHORITY
             all nominees listed           to vote for all nominees listed


                  3. PROPOSAL TO RATIFY THE SELECTION of Ernst & Young, Certified Public Accountants, as the Company's independent accountants for the fiscal year ending December 31, 1999. (The Board of Directors recommends a vote
FOR)

               [ ] FOR              [ ] AGAINST              [ ] ABSTAIN


                  4. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

               [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

Number of Shares:__________________       Name of Owner:________________________
of Common Stock                                        (Please type or print)

                                          Signature:____________________________



                                          Title or Capacity:____________________
                                          (if applicable) (Please type or print)


                                          Date:_________________________________





                                          Name of Owner:________________________
                                                          (Please type or print)

                                          Signature:____________________________



                                          Title or Capacity:____________________
                                          (if applicable) (Please type or print)

                                          Date:_________________________________



This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1 through 4. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                           USING THE ENCLOSED ENVELOPE